Exhibit 10.11

TERMINATION OF ENGAGEMENT LETTERS

THIS TERMINATION AGREEMENT (this “Amendment”) is made and entered into as of September 20, 2023 by and between Mizuho Securities USA LLC (“Mizuho”), and Vahanna Tech Edge Acquisition I Corp. (including any successor thereto, “Vahanna” or the “Company”) and, together with Mizuho, the “Parties”), and amends and modifies (i) that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of November 22, 2021, by and between Vahanna and Mizuho, (ii) that certain Letter Agreement (the “2022 EL”), dated as of June 22, 2022, by and between Vahanna and Mizuho, and (iii) that certain Letter Agreement (the “2023 EL”), dated as of May 30, 2023, by and between Vahanna and Mizuho (collectively, and as the same have been amended or modified through the date hereof, the “Engagement Letters”).

WHEREAS, pursuant to the Engagement Letter, Mizuho is entitled to certain fees in connection with the consummation of the business combination (the “Business Combination”) between Vahanna and Roadzen, Inc. (“Roadzen”).

WHEREAS, effective as of the closing of the Business Combination and subject only to and upon receipt by Mizuho of the Closing Payment (as defined below), the Parties hereto desire to terminate the Engagement Letters.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Fees.

(a) The Company agrees to pay (or cause to be paid) to Mizuho, for its own account, a one-time fee equal to $3,000,000 under the Engagement Letters (as may be increased pursuant to subclause (iii) below, collectively, the “Closing Payment”) for services performed under the Engagement Letters, which payment shall be conditioned upon the consummation of the Business Combination and which Closing Payment will be set forth in a promissory note as set forth below. Within ten (10) Business Days following the date hereof, the Company and Mizuho agree to enter into a promissory note with respect to the Closing Payment on mutually agreeable terms and otherwise with the following provisions:

(i)	A maturity date of eighteen (18) months from the consummation of the Business Combination;

(ii)	The Company shall use its best efforts (subject to subparagraphs (iii) and (iv) below) to pay the Closing Payment on or prior to March 31, 2024;

(iii)

If the Closing Payment is not paid in full on or prior to March 31, 2024, then, on April 1, 2024 and on the first day of each calendar month thereafter, the amount of the Closing Payment shall increase by $20,000, until such time as the Closing Payment (as so increased) is paid in full;

(iv)

The Closing Payment shall be paid from proceeds received by the Company or its subsidiaries in excess of $20 million from financing transactions to be undertaken by the Company or its subsidiaries following the consummation of the Business Combination ( the “Alternative Financings,” which shall exclude, for the avoidance of doubt, short-term working capital financings); and

(v)

Aggregate proceeds from Alternative Financings in excess of $20 million shall be used exclusively for the Closing Payment and other deferred fees (“Other Deferred Fees”) incurred by the Company that were payable and remain to be paid in connection with the Business Combination, until all such fees are paid in full. Company payments made on the Closing Payment shall be paid on a priority basis prior to payment of the Other Deferred Fees.

(b)    Notwithstanding anything to the contrary contained in the Engagement Letters, other than the fees described in this Section 1, neither Mizuho nor any of its affiliates, representatives or advisors (including its legal counsel) shall be entitled to receive any fees or reimbursement from Vahanna, Roadzen or their respective affiliates in connection with the Business Combination or the other transactions contemplated by the Engagement Letters.

2.    Termination of the Engagement Letters. In consideration for the Closing Payment, effective as of the closing of the Business Combination, (a)(i) Section 2(c) of the Underwriting Agreement, Section 4 of the 2022 EL, and Section 4 of the 2023 EL (the preceding sections listed, the “Fee Provisions”) shall automatically terminate and have no further force and effect and (ii) the 2022 EL and the 2023 EL shall automatically terminate and have no further force or effect and (b) notwithstanding any provision of the Engagement Letters to the contrary, each of Vahanna, Mizuho and their respective affiliates, and each of their respective officers, directors, managers, members, partners, employees, successors, assigns, representatives, agents and advisors (collectively, “Representatives”), shall have no further rights, obligations or liabilities thereunder or with respect thereto, except for the provisions therein that survive such terminations (the “Surviving Provisions,” which shall exclude, for the avoidance of doubt, the Fee Provisions). Except as expressly stated herein, the Underwriting Agreement and the Surviving Provisions shall remain in full force and effect with respect to Vahanna, Roadzen and Mizuho, as applicable.

3.    Waiver of Liability. Effective upon the closing of the Business Combination and subject to Section 1 hereof, each of Vahanna and Mizuho, on behalf of itself, its subsidiaries and affiliates and each of their respective Representatives (each, a “Releasor” and collectively, the “Releasors”), hereby forever releases, remises, acquits, satisfies, and discharges the other party, its subsidiaries and affiliates and their respective Representatives, and their respective successors and assigns (each, a “Releasee” and collectively, the “Releasees”), from any and all manner of actions, claims, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, and demands whatsoever, in law or in equity, whether known or unknown, arising solely from Section 2(c) of the Underwriting Agreement and the Engagement Letters (other than the Surviving Provisions) (collectively, “Claims”), that such Releasor ever had, now has, or may have, against any Releasee, for, upon or by reason of any matter, cause or thing whatsoever, known or unknown, directly or indirectly, from the date of the Engagement Letters to the date hereof.

4.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified, terminated or supplemented except in writing signed by the parties hereto.

5.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns.

6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without application of conflicts of laws principles thereof.

7. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile, portable document format (.pdf), or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, portable document format (.pdf), or other electronic means shall be deemed to be their original signatures for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Vahanna Tech Edge Acquisition I Corp.

By:	/s/ Raahim Don
Name:	Raahim Don
Title:	Chief Financial Officer

Signature Page to Termination of Engagement Letters

Mizuho Securities USA LLC

By:	/s/ Sherif Lotfi
Name:	Sherif Lotfi
Title:	Managing Director

Signature Page to Termination of Engagement Letters